Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Kellie Baldyga

NEW YORK & COMPANY, INC. ANNOUNCES THIRD QUARTER AND NINE MONTH 2006 RESULTS

•                                          Net Income for the Third Quarter Increases 130.9% to $9.6 Million, or $0.16 Per Diluted Share

•                                          Introduces Fourth Quarter Guidance and Updates Full Year Guidance

New York, NY — November 16, 2006 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 560 stores, today announced net income for the third quarter ended October 28, 2006 of $9.6 million, or $0.16 per diluted share.

Net sales for the third quarter of fiscal year 2006 increased 6.5% to $270.9 million, as compared to $254.4 million in the third quarter of fiscal year 2005. Comparable store sales for the third quarter increased 0.5%, compared to a 3.1% decrease in the prior year quarter. Net income in the third quarter of fiscal year 2006 was $9.6 million, or $0.16 per diluted share, compared to $4.2 million, or $0.07 per diluted share, in the third quarter of fiscal year 2005. Earnings per share are based on fully diluted shares outstanding of 60.0 million for the third quarter of fiscal year 2006, compared to 57.7 million for the third quarter of fiscal year 2005.

Net sales for the nine month period ended October 28, 2006 increased 3.1% to $802.9 million, as compared to $778.9 million in the prior year nine month period. Comparable store sales for the nine month period ended October 28, 2006 decreased 4.4%, compared to a 0.5% increase in the prior year period. Net income for the nine month period ended October 28, 2006 was $22.1 million, or $0.37 per diluted share, compared to $37.9 million, or $0.66 per diluted share, in the prior year period. Earnings per share are based on fully diluted shares outstanding of 59.9 million for the nine month period ended October 28, 2006, compared to 57.2 million for the nine month period ended October 29, 2005.

Richard P. Crystal, New York & Company’s Chairman and CEO, stated: “Our third quarter earnings results were better than expected and reflected improved sell through rates and disciplined inventory and expense management.  As a result, we improved our gross profit margin and significantly increased our net income, as compared to the prior year period.  As we begin the fourth quarter, we remain conservative yet are encouraged given the improving trends in several of our core categories and changes to our product flow.  We believe our strategies position us to capitalize on the increased mall traffic during and following the holiday selling season.”

Guidance

The Company is also updating its full year guidance and introducing guidance for the fourth quarter as follows:

Fourth Quarter

The Company currently forecasts net sales for the fourth quarter of fiscal year 2006 in the range of $390.0 million to $404.0 million, an increase of 10.9% to 14.9%, compared to actual net sales of $351.6 million for the fourth quarter of fiscal year 2005. This estimate reflects comparable store sales ranging from negative 1.0% to positive 2.0%.  Diluted earnings per share for the fourth quarter of fiscal year 2006 are estimated to be in the range of $0.37 to $0.46, compared to diluted earnings per share of $0.36 for the fourth quarter of fiscal year 2005. The Company expects diluted shares outstanding to approximate 60.8 million shares for the fourth quarter of fiscal year 2006, compared to 57.7 million shares for the fourth quarter of fiscal year 2005.

During the fourth quarter of fiscal year 2006, the Company plans to open 11 new stores and remodel four locations. The Company expects to close five stores during the fourth quarter of fiscal year 2006 and anticipates having 566 stores in operation at the end of the quarter, as compared to 519 stores in operation at the end of the fourth quarter of fiscal year 2005. Total selling square footage at the end of the fourth quarter of fiscal year 2006 is expected to be approximately 3.364 million square feet, compared to 3.254 million square feet at the end of the fourth quarter of fiscal year 2005. Exhibit (5) at the end of this release details the actual and projected store openings, closings, remodels and the related selling square footage by quarter for fiscal year 2006.

Fiscal Year 2006

For full fiscal year 2006, the Company currently estimates net sales in the range of $1,193.0 million to $1,207.0 million. This compares to the Company’s previous guidance range of $1,198.0 million to $1,218.0 million, and actual fiscal year 2005 net sales of $1,130.5 million. This estimate reflects comparable store sales ranging from negative 3.0% to negative 2.0%. Diluted earnings per share for the full fiscal year 2006 are estimated to be in the range of $0.74 to $0.83 per diluted share.  This compares to the Company’s previous guidance range of $0.70 to $0.82 per diluted share and actual fiscal year 2005 diluted earnings per share of $1.02. The Company expects full year diluted shares outstanding to be approximately 60.1 million for fiscal year 2006, as compared to 57.3 million diluted shares for fiscal year 2005.

For full fiscal year 2006, the Company plans to have opened 61 new stores, closed 14 stores and remodeled 35 locations.

Conference Call Information

A conference call to discuss third quarter of fiscal year 2006 results is scheduled for today Thursday, November 16th, 2006 at 8:00 am Eastern Standard Time.  Investors and analysts interested in participating in the call are invited to dial (800) 819-9193 approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available until November 23, 2006 and can be accessed by dialing (888) 203-1112 and entering pin number 5864044.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor; (x) our reliance on foreign sources of production; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to successfully integrate acquired businesses into our existing business; (xiv) our reliance on manufacturers to maintain ethical business practices; (xv) our ability to protect our trademarks and other intellectual property rights; (xvi) our ability to maintain and our reliance on our information systems infrastructure; (xvii) our dependence on the success of our brand; (xviii) competition in our market, including promotional and pricing competition; (xix) our reliance on the effective use of customer information; (xx) the effects of government regulation; (xxi) the control of our company by our sponsors; and (xxii) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of New York & Company retail stores and online at www.nyandcompany.com. The Company currently operates 560 retail stores in 45 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended October 28, 2006	% of net sales	Three months ended October 29, 2005	% of net sales
Net sales	$270,922	100.0%	$254,388	100.0%

Costs of goods sold, buying and occupancy costs	180,996	66.8%	179,896	70.7%

Gross profit	89,926	33.2%	74,492	29.3%

Selling, general and administrative expenses	73,382	27.1%	65,830	25.9%

Operating income	16,544	6.1%	8,662	3.4%

Interest expense, net of interest income	471	0.2%	1,675	0.7%

Income before income taxes	16,073	5.9%	6,987	2.7%

Provision for income taxes	6,480	2.4%	2,833	1.1%

Net income	$9,593	3.5%	$4,154	1.6%

Basic earnings per share	$0.17		$0.08
Diluted earnings per share	$0.16		$0.07

Weighted average shares outstanding:
Basic shares of common stock	56,381		54,297
Diluted shares of common stock	59,963		57,675

Selected operating data :
(Dollars in thousands, except square foot data)
Total net sales growth	6.5%	5.0%
Comparable store sales increase (decrease)	0.5%	(3.1)%
Net sales per average selling square foot (a)	$82	$78
Net sales per average store (b)	$493	$494
Average selling square footage per store (c)	5,995	6,322

(a)             Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)            Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)             Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

(Amounts in thousands, except per share amounts)	Nine months ended October 28, 2006	% of net sales	Nine months ended October 29, 2005	% of net sales
Net sales	$802,917	100.0%	$778,944	100.0%

Costs of goods sold, buying and occupancy costs	558,307	69.5%	524,124	67.3%

Gross profit	244,610	30.5%	254,820	32.7%

Selling, general and administrative expenses	206,066	25.7%	187,034	24.0%

Operating income	38,544	4.8%	67,786	8.7%

Interest expense, net of interest income	1,438	0.2%	4,385	0.6%

Income before income taxes	37,106	4.6%	63,401	8.1%

Provision for income taxes	14,957	1.8%	25,517	3.2%

Net income	$22,149	2.8%	$37,884	4.9%

Basic earnings per share	$0.40		$0.70
Diluted earnings per share	$0.37		$0.66

Weighted average shares outstanding:
Basic shares of common stock	55,755		53,764
Diluted shares of common stock	59,853		57,182

Selected operating data :
(Dollars in thousands, except square foot data)
Total net sales growth	3.1%	5.7%
Comparable store sales (decrease) increase	(4.4)%	0.5%
Net sales per average selling square foot (a)	$243	$240
Net sales per average store (b)	$1,487	$1,558
Average selling square footage per store (c)	5,995	6,322

(a)             Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)            Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)             Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	October 28, 2006	January 28, 2006	October 29, 2005
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,732	$57,436	$30,027
Inventories, net	150,379	109,656	136,772
Other current assets	46,036	35,866	41,196
Total current assets	220,147	202,958	207,995

Property and equipment, net	201,991	159,388	154,338
Goodwill and intangible assets	43,141	41,702	41,024
Other assets	1,814	2,227	2,887
Total assets	$467,093	$406,275	$406,244
Liabilities and stockholders’ equity
Current liabilities:
Current portion — long-term debt	$6,000	$6,000	$—
Accounts payable	96,219	90,980	84,762
Accrued expenses	62,105	55,261	53,350
Other current liabilities	6,819	3,016	1,316
Total current liabilities	171,143	155,257	139,428

Long-term debt, net of current portion	27,000	31,500	75,000
Deferred rent and other liabilities	58,003	40,468	36,873
Total liabilities	256,146	227,225	251,301

Total stockholders’ equity	210,947	179,050	154,943
Total liabilities and stockholders’ equity	$467,093	$406,275	$406,244

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(Amounts in thousands)	Nine months ended October 28, 2006	Nine months ended October 29, 2005

Operating activities
Net income	$22,149	$37,884
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,713	17,638
Amortization of deferred financing costs	207	866
Share-based compensation	1,231	803
Deferred income taxes	(1,210)	(5,618)
Changes in operating assets and liabilities:
Accounts receivable	(10,159)	(8,573)
Inventories, net	(40,723)	(39,606)
Prepaid expenses	(598)	1,430
Accounts payable	5,239	8,703
Accrued expenses	7,194	1,488
Income taxes payable	3,727	730
Other assets and liabilities	15,649	15,442
Net cash provided by operating activities	26,419	31,187

Investing activities
Acquisition of Jasmine Company, Inc., net of cash acquired	—	(21,350)
Capital expenditures	(66,084)	(68,566)
Net cash used in investing activities	(66,084)	(89,916)

Financing activities
Proceeds from public offering	2,294	—
Payment of public offering costs	(439)	—
Repayment of debt	(4,500)	(1,327)
Tax benefit from exercise of stock options	7,598	4,679
Proceeds from exercise of stock options	1,008	243
Net cash provided by financing activities	5,961	3,595

Net decrease in cash and cash equivalents	(33,704)	(55,134)

Cash and cash equivalents at beginning of period	57,436	85,161
Cash and cash equivalents at end of period	$23,732	$30,027

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Store Count and Selling Square Footage
(Unaudited)

Fiscal Year 2006	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores remodeled during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter (Actual)	519	14	5	(3)	530
2nd Quarter (Actual)	530	10	14	(3)	537
3rd Quarter (Actual)	537	26	12	(3)	560
4th Quarter (Projected)	560	11	4	(5)	566

			Reduction of	Reduction of
	Total selling square	Selling square	selling square feet for	selling square feet	Total selling square
Fiscal	feet at beginning of	feet for stores opened	stores remodeled	for stores closed	feet at end of
Year 2006	the quarter	during the quarter	during the quarter	during the quarter	the quarter
1st Quarter (Actual)	3,254,465	64,312	(18,297)	(18,147)	3,282,333
2nd Quarter (Actual)	3,282,333	43,317	(28,166)	(17,409)	3,280,075
3rd Quarter (Actual)	3,280,075	113,383	(13,111)	(23,085)	3,357,262
4th Quarter (Projected)	3,357,262	50,748	(14,353)	(30,063)	3,363,594